Exhibit 23.3
Consent of Mannon Associates, Inc.
The Board of Directors
Delta Petroleum Corporation
We hereby consent to the use of our name and the information regarding our review of the reserve estimates of Delta Petroleum Corporation contained in its Annual Report on Form 10-K for the year ended December 31, 2006, and to the incorporation by reference thereof in the registration statements (Nos. 333-131854, 333-131425, 333-129071, 333-125417, 333-127653, 333-120924, 333-117694, 333-116111, 333-113766, 333-111883, and 333-91930) on Form S-3; (Nos. 333-137361, 333-127654, 333-108866, 333-103585, and 333-73324) on Form S-8; and (Nos. 333-130672 and 333-127390) on Form S-4 of Delta Petroleum Corporation.

/s/ Robert W. Mannon
Robert W. Mannon
President
Santa Barbara, California
February 28, 2007